Exhibit (a)(5)(C)

Doral Financial Updates Registration Statement for Preferred Exchange Offers
San Juan, Puerto Rico—March 12, 2010—Doral Financial Corporation (NYSE: DRL) (“Doral” or the “Company”), the holding company of Doral Bank, today announced it has filed an amendment to its Registration Statement on Form S-4 relating to its offers to exchange up to 16,500,000 shares of its common stock for issued and outstanding shares of its 7.00% Noncumulative Monthly Income Preferred Stock, Series A (“Series A Preferred Stock”), 8.35% Noncumulative Monthly Income Preferred Stock, Series B (“Series B Preferred Stock”), 7.25% Noncumulative Monthly Income Preferred Stock, Series C (“Series C Preferred Stock”), and 4.75% Perpetual Cumulative Convertible Preferred Stock (“Convertible Preferred Stock” and together the “Preferred Stock”).
The amendment includes information as of and for the year ended December 31, 2009. The exchange offers are scheduled to expire at 11:59 p.m., New York City time, on March 19, 2010, unless the Company extends the offers or terminates them prior to such date.
As of 5 p.m. on March 11, 2009, 370 shares of the Convertible Preferred Stock, 43,364 shares of the Series A Preferred Stock, 120,238 shares of the Series B Preferred Stock and 192,019 shares of the Series C Preferred Stock had been tendered in connection with the exchange offers. UBS Investment Bank is acting as the dealer manager and MacKenzie Partners is acting as exchange agent and information agent for this transaction. For further details please contact UBS Liability Management Group at (888) 719-4210 (toll-free) or (203) 719-4210 (collect) or MacKenzie Partners at (800) 322-2885 (toll-free), (212) 929-5500 (collect) or email at tenderoffer@mackenziepartners.com.
Important Additional Information about the Preferred Stock Exchange Offers
This press release is provided for informational purposes only and is neither an offer to exchange nor a solicitation of an offer to sell Doral common or preferred stock. The offers to exchange Doral’s Preferred Stock are only being made pursuant to the Registration Statement on Form S-4, as amended (including the prospectus, the letter of transmittal and related offer documents). Holders of the Preferred Stock must make their own decision whether to tender shares in the exchange offers, and, if so, the liquidation amount of Preferred Stock to tender. Neither Doral, the dealer manager, the information agent, the exchange agent nor any other person is making any recommendation as to whether or not holders of the Preferred Stock should tender their shares of Preferred Stock for exchange in the exchange offers.
Investors and security holders are urged to read the prospectus (including the related letter of transmittal) and any amendments or supplements thereto and any other documents relating to the exchange offers that are filed with the SEC carefully and in their entirety because they contain important information. Investors and security holders can obtain free copies of any such documents filed with the SEC by Doral at http://www.doralfinancial.com/ and through the web site maintained by the SEC at http://www.sec.gov/. Free copies of any such documents can also be obtained by directing a request to Doral’s information agent, MacKenzie Partners, Inc at (800) 322-2885.
FORWARD-LOOKING STATEMENTS
Statements included herein may constitute forward-looking statements. These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and are generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “may” or similar expressions.

Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.
Forward-looking statements are, by their nature, subject to risks and uncertainties. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain important factors that could cause actual results to differ materially from those contained in any forward-looking statement:
•	the continued recessionary conditions of the Puerto Rico and the United States economies and the continued weakness in the performance of the United States capital markets leading to, among other things, (i) a deterioration in the credit quality of our loans and other assets, (ii) decreased demand for our products and services and lower revenue and earnings, (iii) reduction in our interest margins, and (iv) decreased availability and increased pricing of our funding sources, including brokered certificates of deposit;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact in the credit quality of our loans and other assets which may lead to, among other things, an increase in our non-performing loans, charge-offs and loan loss provisions;

•	a decline in the market value and estimated cash flows of our mortgage- backed securities and other assets may result in the recognition of other-than-temporary impairment of such assets under generally accepted accounting principles in the United States of America (“GAAP”);

•	our ability to derive sufficient income to realize the benefit of the deferred tax assets;

•	uncertainty about the legislative and other measures adopted by the Puerto Rico government in response to its fiscal situation and the impact of such measures on several sectors of the Puerto Rico economy;

•	uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact of such actions on our business, financial condition and results of operations;

•	changes in interest rates, which may result from changes in the fiscal and monetary policy of the federal government, and the potential impact of such changes in interest rates on our net interest income and the value of our loans and investments;

•	the commercial soundness of our various counterparties of financing and other securities transactions, which could lead to possible losses when the collateral held by us to secure the obligations of the counterparty is not sufficient or to possible delays or losses in recovering any excess collateral belonging to us held by the counterparty;

•	our ability to collect payment of a receivable from Lehman Brothers, Inc. (“LBI”), which results from the excess of the value of securities owned by Doral Financial that were held by LBI above the amounts owed by Doral Financial under certain terminated repurchase agreements and forward agreement;

•	higher credit losses because of federal or state legislation or regulatory action that either (i) reduces the amount that our borrowers are required to pay us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically feasible;

•	developments in the regulatory and legal environment for financial services companies in Puerto Rico and the United States as a result of, among other things, recent legislative and regulatory proposals made by the federal government, which may lead to various changes in bank regulatory requirements, including required levels and components of capital;

•	changes in our accounting policies or in accounting standards, and changes in how accounting standards are interpreted or applied;

•	general competitive factors and industry consolidation;

•	to the extent we make acquisitions, including FDIC-assisted acquisitions of assets and liabilities of failed banks, risks and difficulties relating to the acquired operations and to combining the acquired operations with our existing operations;

•	potential adverse outcome in the legal or regulatory actions or proceedings described in “Legal matters” in the Company’s Registration Statement on Form S-4 relating to the exchange offers, as updated from time to time in the Company’s subsequent filings with the SEC; and

•	the other risks and uncertainties detailed in “Risk factors” in the Company’s Registration Statement on Form S-4 relating to the exchange offers, as updated from time to time in the Company’s future filings with the SEC.
Contacts:
Investor Relations:
Christopher Poulton
EVP and chief development officer
Christopher.poulton@doralfinancial.com
212-329-3794
Media:
Lucienne Gigante
VP Public Relations
Lucienne.Gigante@doralbank.com
787-474-6298